Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

Exela Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation		Fee rate	Amount of Filing Fee**
Fees to Be Paid	$39,000,000	*	.00927%	$3,615.30
Fees Previously Paid	$39,000,000	*		$3,615.30
Total Transaction Valuation	$39,000,000	*
Total Fees Due for Filing				$3,615.30
Total Fees Previously Paid				$3,615.30
Total Fee Offsets				$0
Net Fee Due				$0

*

Estimated solely for purposes of calculating the amount of the filing fee pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the product of (i) $0.39, the average of the high and low prices per share of the Issuer’s Common Stock on January 24, 2022 as reported on The Nasdaq Capital Market, and (ii) 100,000,000, the estimated number of shares of Common Stock to be exchanged in the transaction.

**

The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act and the Fee Rate Advisory #1 for Fiscal Year 2022, issued August 23, 2021, by multiplying the transaction value by 0.0000927.